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Additional Information and Where to Find It

While Motorola, Inc. (“Motorola”) does not believe that this filing constitutes solicitation material in respect of Motorola’s solicitation of proxies in connection with its 2008 Annual Meeting of Stockholders, this filing may be deemed to be solicitation material. In connection with the solicitation of proxies, Motorola has filed with the SEC a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposals to be presented at the 2008 Annual Meeting of Stockholders. THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2008 ANNUAL MEETING OF STOCKHOLDERS. When filed, the definitive proxy statement will be available free of charge at the SEC’s web site at www.sec.gov or from Motorola at www.motorola.com. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Motorola and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Stockholders. Information regarding Motorola directors and executive officers will be included in the proxy statement.

On March 26, 2008, Motorola, Inc. sent the following letter to its employees.

To: All Motorola employees

Positioning Our Businesses for Success

This morning we announced that Motorola has commenced a process to create two independent, publicly traded companies – one focused on Mobile Devices and another focused on Broadband & Mobility Solutions, which will encompass our current Enterprise Mobility, Home & Networks Mobility and Government & Public Safety businesses.

This decision follows our 31 January announced structural and strategic review and reaffirms our commitment to position all of our businesses for success by better serving our customers and creating value for our shareholders.

Improving Mobile Devices’ performance is necessary to the success of this process. We are working hard to enhance the product portfolio, accelerate the product development process and strengthen the management team. Our global search for a new Mobile Devices CEO is well underway.

I’m sure you have questions, and you can expect to hear more from your business leaders in the coming days. We expect that the separation, if consummated, would take place in 2009. The separation is subject to further financial, tax and legal analysis, and there can be no assurance that any transaction ultimately will be consummated.

Over its nearly 80-year history, Motorola has undertaken many changes to strengthen and propel the company to its next chapter of success. All of us -- the board of directors, senior leadership team and I -- fully believe in the power of our talented, creative and committed employees to continue to innovate, grow and advance the way the world connects. As we move through the process, it is critical you know you are an important part of our company’s success, and that I’m counting on your continued support and focus.

Regards,

Greg

Greg Brown
President and CEO

Please refer members of the media or industry analysts to Jennifer Erickson (1-847-435-5320) and investors and other members of the investor community to Dean Lindroth (1-847-576-6899).

On March 26, 2008, Motorola, Inc. hosted a conference call relating to its announcement of the commencement of a process to create two independent, publicly-traded companies. The following is the transcript of the conference call.

MOT - Motorola Conference Call to Discuss Plan to Create Two Independent Companies

Dean Lindroth - Motorola - VP, IR

Thank you and good morning, everyone. With me on this call is Greg Brown, Motorola's President and Chief Executive Officer,and Paul Liska, Motorola's Chief Financial Officer.

A number of forward-looking statements will be made during this teleconference. Forward-looking statements are any statements that are not historical facts. These forward-looking statements are based on the current expectations of Motorola, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, Motorola's actual results could differ materially from these statements. Information about factors that could cause and in some cases have caused such differences can be found in this morning's press release on pages 18 through 27 in Item 1a of Motorola's 2007 annual report on Form 10-K and in Motorola's other SEC filings.

This teleconference is being held on the 26th of March, 2008. The content of this teleconference contains time-sensitive information that is accurate only at the time hereof. If any portion of this teleconference is rebroadcast, retransmitted or redistributed at a later date, Motorola will not be reviewing or updating the material that is contained herein.

I would now like to turn the call over to Greg.

Greg Brown - Motorola - President & CEO

Thanks, Dean. Good morning, everyone, and thank you for joining us this morning. As Dean Lindroth mentioned, with me today is our Chief Financial Officer Paul Liska. Paul joined us on March 1 and has been a valuable addition to our team. He brings a wealth of experiences and is well-suited to drive us forward on the important work already underway in a variety of areas, and I am pleased to have you here, Paul.

I'm pleased to share with you today that with the approval of our Board of Directors, we've commenced a process to create two independent publicly traded companies. One company being Mobile Devices and the other being Broadband and Mobility Solutions, which collectively describes our Enterprise Mobility Solutions and Home & Networks Mobility businesses. While there are numerous details yet to be finalized for such a transaction, we wanted to take this opportunity to discuss the decision we have made, the benefits to our shareholders, customers, partners and employees and then take some of your questions.

As you know, in January we announced our evaluation of the structural and strategic realignment of our businesses. Since that time we have undertaken a review process in collaboration with our strategic advisors. We've discussed our recommendation with our Board, resulting in the decision that we are announcing today. Today's announcement that we're creating two new businesses will have many benefits, and let me comment on some of them.

As separate publicly traded entities, the Mobile Devices business and the Broadband and Mobility Solutions business would each have global scale and leadership in key markets. Each company would benefit from improved flexibility, a capital structure more tailored to its individual business needs and increased management focus. Investors will have a more targeted investment opportunity, and employees and management will be more closely aligned with each Company's goals and objectives.

We also expect this action to enhance the pace of recovery in Mobile Devices, to pave the way for its return as a leader in its industry, to accelerate our efforts to attract a new leader and to create shareholder value.

As you know, I'm presently leading the day to day management of the Mobile Devices business and have been actively conducting a global search for a new leader. Today's announcement will further benefit this search, which is now aimed at a new CEO for an independent Mobile Devices global enterprise. The recruitment process is proceeding, and I will update you when the selection process is complete and a new leader is appointed.

We expect this transaction to take place sometime in 2009 and take the form of a tax-free distribution to Motorola's shareholders subject to satisfactory finalization of further financial, tax and legal analysis and other customary conditions. So it is important to bear in mind that there can be no assurance that any transaction will ultimately occur or if one does occur the top terms or timing.

Upon the completion of the separation of Motorola's shareholders would own two independent publicly traded companies. We're still early on in this process and have yet to determine which individual entity would actually be distributed to shareholders.

Throughout the process of creating these two independent companies, our top priorities will not change. We remain committed to improving the performance of Mobile Devices through the initiatives already underway, including delivering compelling products that meet the needs of customers and consumers around the world. I believe strongly with these efforts, along with our brand, our people and our intellectual property, Mobile Devices will be well-positioned to regain a leadership position as a focused independent company. I am equally confident that the Broadband and Mobility Solutions business will benefit as a result of this action as well. It competes in very attractive markets, has leadership in many arenas and has the people, intellectual property and product portfolio to enjoy future success as an independent business.

So in closing, as a result of our evaluation, we're pursuing the creation of two independent public companies. We will in parallel continue to attract and retain the leadership we need in Mobile Devices and maintain our focus on improving its performance.

Before we take your questions, I do want to say that due to the timing of this call, I will ask that you defer any questions related to our first-quarter results or the operating performance of Mobile Devices until our earnings call, which is scheduled for April 24. We will take a few questions related specifically to today's announcement, but ask you to understand that we will be limited in what we can say given that we are in the early stages and much of the very detailed work remains to be done.

Dean, I will now pass it back over to you for Q&A.

Dean Lindroth - Motorola - VP, IR

Thank you, Greg. We will now begin the Q&A portion of our call. I will ask the callers limit themselves to one question so that we can accommodate as many people as possible in the time that we have available. Operator, you can now instruct our callers on how to pose a question.

Operator

(OPERATOR INSTRUCTIONS). Phil Cusick, Bear Stearns.

Phil Cusick - Bear Stearns - Analyst

Since we cannot talk about the first quarter, maybe you can just talk about what level of disruption could happen in the handset business and what you think the level of the -- how hard is it going to be to disaggregate these two companies? What is the level of integration between handsets and infrastructure in businesses like iDEN, for example, and how hard is it going to be to break those up? Thanks.

Greg Brown - Motorola - President & CEO

Phil, I think obviously we're early on in the process as we said, and it will take some time to work through a lot of different issues around segregation, intellectual property, brand, shared services, systems and the like. We believe that this will actually help from a clarity of direction standpoint for both our customers and our employees and will actually facilitate and enable a more accelerated recovery.

In terms of details around iDEN, obviously those are to follow over the next several months, but obviously iDEN is very important to us and remains the leading push to talk platform obviously both domestically and internationally.

Operator

Mark McKechnie, AmTech.

Mark McKechnie - AmTech - Analyst

The couple of questions I had, Greg, did you say -- what did you say your current management would do, that the current management would stay with the Broadband and Mobility Solutions, and you're going to get a separate CEO and CFO for Mobile Devices? Is that how you see it?

Greg Brown - Motorola - President & CEO

Yes, we have announced, as you know, the search for a CEO for Mobile Devices. That continues. I am actively engaged, and that is clearly a top priority. I am doing both the CEO of Motorola, as well as the head of Mobile Devices. Upon securing a leader in Mobile Devices, I will return to being CEO of Motorola. That is our current plan.

Mark McKechnie - AmTech - Analyst

Okay. Got you. And then second is, in terms of the Motorola brand, again this is probably more to be worked out, but is your general tendency leaning towards keeping the brand Motorola for both the handset and the core Motorola business?

Greg Brown - Motorola - President & CEO

Well, just taking a step back, obviously the Motorola brand it is strong and it is trusted and it is proven. It is valuable actually to obviously Mobile Devices, as well as other assets and parts of the business.

So I think as we undertake a coherent brand strategy, it is important to the success of many of our businesses, and we will formulate and refine that in the next several months going forward.

Mark McKechnie - AmTech - Analyst

Great. And then finally, this announcement to split the divisions, does this rule out a shopping process of maybe selling the division or a joint venture with another player or even an outside private equity investment? Can you give us any update for how that process went and should we consider that closed?

Greg Brown - Motorola - President & CEO

Well, this announcement this morning is a result of the action undertaken since January 31. As you know, we talked about the evaluation of strategic and structural alternatives. And following that review, management and the board and the strategic advisors are set on this path of action as a path that maximizes shareholder value and the creation of two public entities with a tax-free distribution we think makes lots of sense, and I would not get into any other hypotheticals beyond that.

Mark McKechnie - AmTech - Analyst

Great. Thanks, Greg, and good luck with that. Thanks.

Operator

David Wong, Wachovia.

David Wong - Wachovia - Analyst

Maybe this is too early in the planning, but just to ask the question, are you assuming that the mobile handset division when it spins out next year will be profitable, or will you be making provisions for significant cash burn for awhile once the division spins out?

Greg Brown - Motorola - President & CEO

Obviously we're not going to speculate or provide any forward projections on anything as it relates to financial projections relative to Mobile Devices. But our top priorities with today's announcement have not changed.

David Wong - Wachovia - Analyst

But could you give us any information on the proposed capsulization of the Mobile Devices segment of the business?

Greg Brown - Motorola - President & CEO

No, at this point I think that we are early on in the process and subject to financial and tax and legal considerations that will be evaluated over the next several months. I think those details will unfold accordingly.

Operator

Scott Coleman, Morgan Stanley.

Scott Coleman - Morgan Stanley - Analyst

Obviously a lot that is uncertain at this point, but one of the points that you made was that you think this accelerate the recovery in the handset business. I'm wondering if you could draw that out a little bit why thinking of it as a separate entity even though it's maybe 12 months away would accelerate that? What is actually different here operationally that speeds things up there?

Greg Brown - Motorola - President & CEO

Well, I think recreation of the two independent publicly traded companies provides improved management focus and, as we talked about, a capital structure that is more tailored to the individual business needs. And I think it will provide some improved alignment and agility and competitive effectiveness and will help us going forward.

And as it relates to the CEO search, I think it enables the opportunities to pick a world-class CEO and to secure him or her into this position.

Scott Coleman - Morgan Stanley - Analyst

Well, I would agree on the leadership front, but if you're talking about a structural separation in 2009, I guess it is hard to understand what actually could accelerate from a handset recovery perspective between now and then.

Greg Brown - Motorola - President & CEO

Well, clearly, as we said, there is a lot more work that needs to be done, Scott, to your point, and it is a product and will be a product-led recovery. We're taking the steps now to ensure and solidify that direction, and it will take some time into 2008 and 2009. Thanks for the question.

Operator

Jeff Kvaal, Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

I was wondering if you would be able to update us on the status of your discussions with the Icahn camp if that is possible?

Greg Brown - Motorola - President & CEO

Well, first of all, we have discussed board nominees with Carl Icahn, and we proposed two nominees, and he declined that, and beyond that, I would not get into the specifics.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Would it be fair to say that you have discussed this with that community?

Greg Brown - Motorola - President & CEO

I'm sorry, I'm not sure I understand your question.

Jeff Kvaal - Lehman Brothers - Analyst

Would it be fair to say that part of the discussions you have had with them was the principle of splitting the Company off, and should we expect further developments in that discussion for board members?

Greg Brown - Motorola - President & CEO

Yes, just taking a step back, if you will, our Board has reviewed opportunities strategically for awhile. And today's decision is a result of the announcement on the 31st. So, as we described on January 31 the strategic and structural alternatives, this is an outcome of that announcement. That process involved obviously management, the Board of Directors and input from our strategic advisors, and that is a result of that process.

Operator

Maynard Um, UBS.

Maynard Um - UBS - Analyst

Can we just talk about any discussions you might have had with your customers about this spinoff, and can you share any feedback you might have had from them?

Greg Brown - Motorola - President & CEO

Well, obviously as you might expect, we could not have specific conversations with our customers about the prospects of the creation of two independent entities. Having said that, I have had extensive conversations with customers around the world, and I think there's a few common themes that come through.

One is they want Motorola to succeed, and they believe it is important, and I'm referring to Mobile Devices. It is an important competitive choice, a brand that they value and products that they would like to see more of in terms of choice, as well as individual tiers and segments that we compete in more than what we do today.

So whether it is domestically or in Europe or in Latin America or in Asia, the overwhelming majority of the customers would like to see a stronger Motorola Mobile Devices organization and get the focus and more consistent execution back, which we have struggled with over the last several quarters.

Operator

James Faucette, Pacific Crest.

James Faucette - Pacific Crest - Analyst

I just wanted to delve a little bit more into capital structure and just get your sense as it feels like they combine or the separated entities, one or both of them, would require outside infusion of capital, and what you are thinking in terms of potential sources of that capital?

Greg Brown - Motorola - President & CEO

Yes, again, what we're saying today is that we are excited and enthusiastic about the shareholder value creation associated with two independently publicly traded firms in a tax-free nature. Beyond that, in terms of capitalization or other details, I think that is subject to the outcome of an ongoing financial and regulatory and tax and legal set of reviews that have begun but will take several months to unfold.

Operator

Brian Modoff, Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

A couple of questions. First, is the Motorola brand going to go with the handset business? Are they going to be able to continue to market their phones under the brand?

And second, you have already lost a couple of key people in the handset business. What are you doing to secure key management and key engineers in the Mobile division to make sure they do not leave during the process of trying to find a new CEO and who will come in obviously with their own set of views and ways to run the business? How do you make sure you keep people through that process?

Greg Brown - Motorola - President & CEO

So, in answer to your first question on the brand, as we said a few minutes ago, I think that is to be determined. We clearly recognized the importance of Motorola's brand in aggregate, as well as its application to a variety of different assets, including Mobile Devices and Broadband and Mobility Solutions. So that coherent brand strategy will be undertaken thoughtfully and will play itself out over the next several months.

In terms of management changes, I have been, as you know, running the day to day operations in Mobile Devices and in close touch with the engineering and development community, as well as the design folks and product management organization in the go-to-market. And I certainly feel that there has been an increased level of communications and collaboration and alignment in Mobile Devices over the last few months.

Having said that, it is reasonable to expect some changes during any transition, and I take your point on the value of the engineers, the product development organizations and the designers, and we are over communicating as well as taking additional steps around retention and alignment and key rules and responsibilities that we think will solidify us accordingly.

Thank you.

Operator

Jim Suva, Citigroup Investment Research.

Jim Suva - Citigroup Investment Research - Analyst

Can you update us a little bit about your search for a CEO. I know you mentioned that the breakup of the Company is not going to happen until '09, which is pretty understandable. But what about the search for the CEO? Would you anticipate that takes something closer to like 45 days, or can you update us on at least your goals or plans?

Greg Brown - Motorola - President & CEO

So it is well underway and has been for several weeks. We have retained an executive search firm as you might imagine, and it is definitely a top priority for me. I have obviously engaged in some conversations and meetings, and we are balancing the urgency of filling that position, and we recognize how important it is with the appropriate talents and leadership and results orientation that needs to be inherent in a candidate of that caliper.

So I would not speculate on the timing per se, but it remains a top priority, and I continue to have active discussions along the way.

Jim Suva - Citigroup Investment Research - Analyst

And are you also going to be needing a CFO for that division, or is Paul staying with the parent company, or what is the best way to think about Paul's role?

Greg Brown - Motorola - President & CEO

Marc Rothman is the Chief Financial Officer of Mobile Devices, and he was put into that position in the last few weeks. He was formerly the Controller of Motorola and has had experience running a number of our different businesses as the lead Financial Officer. So Marc Rothman has been secured in that CFO role, and obviously Paul, as I mentioned, joined on March 1.

Jim Suva - Citigroup Investment Research - Analyst

Great. Now, as a quick follow-up, can you talk a little bit about, can you anticipate also that the new CEO also bringing in some additional talent with him? I know you have had some turnover in your marketing department, a lot of engineers and things like that. Are you open into bringing in an additional bodies also, and what specifically in the CEO talent skillset are you looking or identifying as critical? Thank you.

Greg Brown - Motorola - President & CEO

So just a couple of things. Taking a step back, from an overall management change standpoint in terms of my team, we have obviously had changes. It is fair to say that the majority of them have been directed and driven by me. Having said that, I do think that as it relates to Mobile Devices, the individual talent that comes in and leads that business obviously needs to be a proven leader, has a track record around results orientation and preferably would have some technology or consumer electronics domain expertise, and to your point, would have the ability to bring in some of his or her team as well, which I think could prove to be an accelerant in the Mobile Devices management team.

Operator

Tim Long, Banc of America.

Tim Long - Banc of America - Analyst

Just a two-parter on some splitting here, and Greg, I think you mentioned some of these. But could you just talk a little bit about what you think the supply chain impacts will be here? That has obviously been one of the areas of focus on the cost side for the Company. And just thinking about some of the overlap between Mobile Devices and your Enterprise and Government Radio businesses, do you think being streamlined can offset some potential scale advantages?

Also, is there any key intellectual property? It sounds like most of that is going with the Mobile Devices business, but is there any key intellectual property that you're going to have to make some decisions on splitting between Mobile Devices and the other businesses so that they are adequately protected in the IPR world that we are in today?

Greg Brown - Motorola - President & CEO

Just taking in reverse order, all of our businesses is an innovation leader I think with strong intellectual property. And as we commence a process to separate these two organizations, we will formulate an IPR strategy that ensures the greatest degree of success obviously for both Mobile Devices, as well as Broadband and Mobility Solutions.

In terms of supply chain, I think it would be premature to speculate on that. Rita Lane I think has done a very good job and her team worldwide around optimizing the supply chain footprint, rationalization and driving a more efficient organization in general that serves the collective Motorola. I think those kinds of things and details, along with things like IPR and brand, will have to be sorted out over the next several months, and we will update you accordingly.

Operator

Ehud Gelblum, JPMorgan.

Ehud Gelblum - JPMorgan - Analyst

Two things if I could. First of all, wouldn't it have made a little more sense to announce this after the selection of the new head that way the people within would know who the leader is and what the strategy is, or was there some other reason that the timing of this announcement today came ahead of the -- clearly you do not have a new CEO/President of that division yet, but was there an urgency or a reason to announce what you're announcing today today as opposed to have weighted until after you actually have that person in place?

And then, second of all, if we could play hypothetically a game, assuming that Icahn does get his four Board seats -- I know you don't want that, but we have to look at all possibilities -- assuming he gets his four Board seats in May, what type of control or power or blockage does the four seats give him with respect to the direction you're setting the Company on today?

Greg Brown - Motorola - President & CEO

So, first of all, in terms of again level setting in terms of why we made this decision and the timing of it, as a backdrop, our board has reviewed strategic opportunities for quite awhile. Having said that, January 31 was the announcement that launched us on this review process as we said we would evaluate the various alternatives in front of us. So today and the timing of today is a result of management and the board and the conclusion of the strategic advisors that this is the best course of action to create these two publicly traded independent companies in a tax-free distribution.

So given the fact that the timing makes sense and the decisions are reasonably compelling, we've decided to announce it accordingly. As it relates to the search for the CEO, we think it is a valuable component because it provides another level of clarity that I think a perspective CEO would look for of this business.

As it relates to your last question on the speculation around Board slates and other things, I'm not going to get into that at this point in time.

Dean Lindroth - Motorola - VP, IR

Next question, please. Operator, this will be our final question. Thank you.

Operator

Richard Windsor, Nomura.

Richard Windsor - Nomura - Analyst

I was just wondering if you could talk a little bit about how you reconcile the extra cost of duplicating the admin finance functions other than [outsider] like the onetime value realignment that would obviously occur in the non-handset business?

Greg Brown - Motorola - President & CEO

Sorry, I'm not sure I understand your question?

Richard Windsor - Nomura - Analyst

Well, basically you're going to have to duplicate a lot of functions to create the new independent listed entity. And I was just wondering how -- what -- how you are reconciling that with the added synergy of actually keeping the two businesses back together?

Greg Brown - Motorola - President & CEO

Well, we have, as I think you know, we have functions and the corporate functions that serve the individual businesses today. We have HR and finance and legal and an entire structure within Mobile Devices.

We also have those requisite structures in the other businesses already within Broadband and Mobility Solutions are what we're calling that descriptively. So that existing structure is already there.

I think as we move forward, we will have opportunities obviously to evaluate and look at the overall cost structure in aggregate. But the existing structures that you described are in place already.

Richard Windsor - Nomura - Analyst

So just a quick follow-up, then you would be able to sort of execute this transaction without having to increase costs significantly? Is that basically what you're saying?

Greg Brown - Motorola - President & CEO

Well, I think, look again in terms of any speculation on financial impacts or costs, I think it is subject to the ongoing review process that we have just begun. So I think it will take several months for us to work through financial and costs and tax and legal implications that you are describing, and we will do that with the requisite diligence and thoughtfulness that I think you are suggesting.

I do want to say thanks for all of you dialing in on short notice. We are excited about this and the prospects of what it means for us collectively and individually as requisite organizations going forward, and I appreciate you dialing in. Thanks.

Dean Lindroth - Motorola - VP, IR

During this call we have made a number of forward-looking statements. Forward-looking statements are any statements that are not historical facts. These forward-looking statements are based on the current expectations of Motorola, and there can be no assurance that such expectations will prove to be correct.

Such forward-looking statements include, but are not limited to, our comments and answers relating to the following topics -- the completion, form, terms and timing of the planned separation; the impact of a potential separation on the future success of either of the two separate companies; the impact of potential separation on shareholder value; the impact of a potential separation on relationships with customers, suppliers, employees of either of the businesses.

Because forward-looking statements involve risks and uncertainties, Motorola's actual results could differ materially from those stated in the forward-looking statements. Information about factors that could cause such differences can be found in this morning's press release on pages 18 through 27 of Item 1a of Motorola's 2007 annual report on Form 10-K and in Motorola's other SEC filings.

Thank you all for joining us this morning. This now concludes our call.